Prime Medicine Reports Second Quarter 2023 Financial Results and Provides Business Updates

-- Presented new preclinical data demonstrating ability of Prime Editing to correct causative mutation of CGD and highlighting ability of PASSIGE™ platform to multiplex edit CAR-T cells at ASGCT Annual Meeting --

-- Entered strategic collaboration with Cimeio Therapeutics; multiplexing Cimeio’s shielded variants with therapeutic edits may meaningfully expand reach of Prime Editing --

-- Cash, cash equivalents, investments and restricted cash balance of $221.1 million as of June 30, 2023 --

Cambridge, Mass., August 7, 2023 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results and provided business updates for the second quarter ended June 30, 2023.

“In recent months, we continued to advance our diversified portfolio of Prime Editing programs while also executing against a strategic partnering strategy aimed at further expanding the broad therapeutic potential of Prime Editing,” said Keith Gottesdiener, M.D., President and Chief Executive Officer of Prime Medicine. “PM359, our product candidate for the treatment of CGD, is progressing well, and at the ASGCT Annual Meeting in May, we presented new preclinical data demonstrating its ability to reproducibly correct the CGD disease-causing mutation in CD34+ cells ex vivo with no detectable off-target editing. These findings further support our belief in the potential of this program to change the trajectory of this recurrent debilitating condition, and we look forward to sharing additional in vitro and in vivo data on this program and others later this year.”

Dr. Gottesdiener continued, “Also in the second quarter, we entered into a research collaboration with Cimeio Therapeutics, gaining access to Cimeio’s powerful CD117 immunotherapy technology for genetic diseases. We are pleased to be working together to evaluate combining Prime Editing enabled protective shielding with multiplexed therapeutic edits to potentially reduce the toxicity and increase the efficiency of existing HSC transplant regimens. These combined technologies may enable us to more gently and effectively treat a wider range of genetic diseases than currently possible, and future applications may include selection of in vivo edited HSCs, which could allow for the treatment of genetic diseases without transplantation. This partnership reflects the tremendous breadth of our Prime Editing technology, as well as our commitment to leveraging its versatility, precision and efficiency to improve the care and treatment of patients worldwide.”

Recent Business Updates

Pipeline

•Prime Medicine continued to advance its strategic pipeline of eighteen programs and remained on track to initiate investigational new drug (IND)-enabling studies of PM359, its development candidate for chronic granulomatous disease (CGD), in 2023.
•In May 2023, Prime Medicine presented new preclinical data at the American Society of Gene and Cell Therapy (ASGCT) 26th Annual Meeting. These data further demonstrated the potential for Prime Editing to correct the causative mutation of CGD and showcased the potential application of the Prime Assisted Site-Specific Integrase Gene Editing (PASSIGE™) platform to generate multiplex-edited CAR-T cells for the treatment of certain cancers and immune diseases. Read the full data here.

Corporate

•In June 2023, Prime Medicine announced a research collaboration with Cimeio Therapeutics to develop Prime Edited Shielded Cell and Immunotherapy Pairs™ (SCIP) for genetic diseases, acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). The goal of the research is to reduce the toxicity of conditioning regimens and introduce new therapeutic options to meaningfully expand the utility of hematopoietic stem cell (HSC) transplant and enable the in vivo selection of edited HSCs to potentially remove the need for transplantation entirely. Under the terms of the agreement, Prime Medicine will develop a Prime Editor for Cimeio’s CD117 shielding variant that will then be evaluated by both companies; if the research collaboration is successful, the companies will grant exclusive license options to each other for their technologies. If the companies exercise their exclusive license options, they will each be eligible to receive economics on net sales of licensed products.

Anticipated Upcoming Milestones

Prime Medicine expects the following activities and next steps to drive the Prime Editing platform forward:

Pipeline

•Initiate investigational new drug (IND)-enabling studies for PM359 in CGD in 2023.
•Expand preclinical proof-of-concept in vivo data, with plans to share data from in vivo rodent studies and large animal studies from several programs in the second half of 2023.
•Share in vitro preclinical data in additional liver, eye and neuromuscular programs.
•Complete first IND filing as early as 2024 and additional IND filings anticipated in 2025.

Platform

•Continue to develop and optimize non-viral and viral delivery systems and share additional proof-of-concept data from in vivo rodent and large animal studies in the second half of 2023.
•Further demonstrate superior off-target profiles for Prime Editing programs.
•Expand Prime Editing using proprietary recombinase technologies for new and existing programs.
•Maximize Prime Editing’s broad therapeutic potential and create value through strategic business development that extends the reach and impact of Prime Editing to areas beyond Prime Medicine’s current areas of focus.

Second Quarter 2023 Financial Results:

•R&D Expenses: Research and development (R&D) expenses were $34.6 million for the three months ended June 30, 2023, as compared to $18.9 million for the three months ended June 30, 2022. This increase was primarily due to increases in lab supplies, personnel, and facilities costs as the company continues to expand and build out its R&D activities and function.
•G&A Expenses: General and administrative (G&A) expenses were $10.7 million for the three months ended June 30, 2023, as compared to $7.4 million for the three months ended June 30, 2022. This increase was primarily due to an increase in professional and consultant costs and personnel costs primarily attributable to the build-out of the company’s G&A team to support our R&D function.
•Net Loss: Net loss was $42.4 million for the three months ended June 30, 2023, as compared to $29.3 million for the three months ended June 30, 2022.
•Cash Position: As of June 30, 2023, cash, cash equivalents, investments and restricted cash were $221.1 million, as compared to $263.0 million as of March 31, 2023.

Financial Guidance

Based on its current operating plans, Prime Medicine expects that its cash, cash equivalents and investments as of June 30, 2023, will be sufficient to fund its anticipated operating expenses and capital expenditure requirements into 2025.

About Prime Medicine

Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is leveraging its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated, one-time, potentially curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types.

Prime Medicine is currently progressing a diversified portfolio of eighteen programs initially focused on genetic diseases with a fast, direct path to treating patients or with a high unmet need because they cannot be treated using other gene-editing approaches. Over time, the Company intends to maximize Prime Editing’s therapeutic potential and advance potentially curative therapeutic options to patients for a broad spectrum of diseases. For more information, please visit www.primemedicine.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the initiation, timing, progress, and results of its research and development programs, preclinical studies and future clinical trials, and the release of data related thereto, including the initiation of IND-enabling studies for PM359 in 2023, its ability to expand preclinical proof-of-concept in vivo data and plans to share data from several programs in the second half of 2023, the timing of its regulatory filings, including its anticipated initial IND application submission as early as 2024 with additional filings anticipated in 2025, and plans to share preclinical in vitro data in additional programs; the potential of PM359 to reproducibly correct the causative mutation of CGD, and the capacity of its PASSIGE technology to edit CAR-T cells for the treatment of certain cancers and immune diseases; its development and optimization of various non-viral and viral delivery systems; its ability to demonstrate superior off-target profiles for Prime Editing programs; its expansion of Prime Editing using proprietary recombinase and/or retrotransposon and other proprietary technologies; the expansion of Prime Editing’s therapeutic potential and the creation of value through strategic business development to extend the reach and impact of Prime Editing to areas beyond Prime Medicine’s current areas of focus; its expectations regarding the breadth of Prime Editing technology; the research collaboration to combine Prime Medicine and Cimeio’s respective technologies, including Prime Medicine’s Prime Editing platform and Cimeio’s SCIP platform, and the goals of such collaboration; the potential benefits of such collaboration and technology thereunder, including the ability to cure various diseases and replace existing treatments such as transplantation; and the exercise of the exclusive options and payment of economics; the implementation of its strategic plans for its business, programs, and technology; and its estimates of expenses, capital requirements, and needs for additional financing and its expectations regarding the ability to fund its anticipated operating expenses and capital expenditure requirements into 2025. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; and general economic, industry and market conditions, including rising interest rates, inflation, and adverse developments affecting the financial services industry. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact
Hannah Deresiewicz
Stern Investor Relations, Inc.
212-362-1200
hannah.deresiewicz@sternir.com

Media Contact
Dan Budwick, 1AB
dan@1ABmedia.com

Condensed Consolidated Balance Sheet Data
(unaudited)

(in thousands)	June 30, 2023	December 31, 2022
Cash, cash equivalents, and investments	$207,618	$293,921
Total assets	280,865	360,314
Total liabilities	40,763	44,044
Total stockholders’ equity	240,102	316,270

Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended June 30,
(in thousands, except share and per share amounts)	2023	2022
Operating expenses:
Research and development	$34,599	$18,940
General and administrative	10,658	7,365
Total operating expenses	45,257	26,305
Loss from operations	(45,257)	(26,305)
Other income (expense):
Change in fair value of short-term investment — related party	263	(3,723)
Other income, net	2,640	238
Total other income (expense), net	2,903	(3,485)
Net loss before income taxes	(42,354)	(29,790)
(Provision for) benefit from income taxes	(31)	442
Net loss	$(42,385)	$(29,348)
Cumulative dividend on preferred stock	—	(6,293)
Net loss attributable to common stockholders	$(42,385)	$(35,641)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(1.76)
Weighted-average common shares outstanding, basic and diluted	90,467,298	20,227,343